CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Papp Investment Trust and to the use of our report dated January 19, 2023 on the financial statements and financial highlights of Papp Small & Mid-Cap  Growth Fund, a series of shares of beneficial interest in Papp Investment Trust. Such financial statements and financial highlights appear in the November 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 29, 2023